Exhibit 16.1

[PRITCHETT, SILER & HARDY, P.C. LETTER HEAD]

August 24, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of Blue Moose Media, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K, to be filed on or about August 24, 2011 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.